NEWS RELEASE

Exhibit 99.1

Vanguard Natural Resources Announce Closing of Natural Gas and Liquids Properties in the Arkoma Basin

Houston – July 2, 2012 - (Business Wire) – Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard” or “the Company”) today announced that on June 29, 2012 it consummated the previously announced acquisition of natural gas and liquids assets from Antero Resources for an adjusted purchase price of $434.4 million, subject to customary final post-closing adjustments. The effective date of the acquisition is April 1, 2012.

Significant benefits expected from the acquisition:

•	Immediately accretive to distributable cash flow;

•	Proved reserves of approximately 420 Bcfe (58% proved developed and 82% natural gas);

•	Reserve to production ratio of approximately 15 years;

•	Current net production of approximately 76 MMcfe/d (91% natural gas) from 833 gross wells (134 producing wells to be operated by Vanguard in the Woodford Shale);

•	Approximately 66,000 net acres in the Woodford Shale play and 5,300 net acres in the Fayetteville Shale play;

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Approximately 180 proved drilling locations with an average 22.5% working interest that are expected to generate superior returns even in a low gas price environment. We have also identified an additional 1,100 future proved drilling locations on acreage that is held by production that can be developed should natural gas prices return to the $4-$5 range; and

•
Existing natural gas hedge book valued at approximately $100 million which we intend to restructure to cover 100% of expected proved production for the next five years at prices significantly higher than current market.

The Company funded this acquisition with borrowings under its existing reserve-based credit facility. As anticipated, Vanguard’s borrowing base was increased from $670 million to $975 million in connection with an interim borrowing base redetermination to include the properties from this acquisition. As of June 29, 2012 and pro forma for the borrowing base increase and financing for this acquisition, the Company has borrowings under its reserve-based credit facility of $734 million which leaves $241 million of undrawn capacity.

Updated 2012 production and financial results guidance will be included in the second quarter results press release which is expected to be issued on August 2, 2012.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Permian Basin, South Texas, Mississippi, Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana and the Arkoma Basin in Arkansas and Oklahoma. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey/Erin Weisheit, 832-327-2234
investorrelations@vnrllc.com